EXHIBIT 99.1

VIROPHARMA INCORPORATED Contacts: William C. Roberts Director, Corporate Communications Phone (610) 321-6288 Robert A. Doody Manager, Corporate Communications Phone (610) 321-6290

VIROPHARMA ANNOUNCES PRESENTATION OF HCV-796 PHASE 1B DATA AT DIGESTIVE DISEASE WEEK

Exton, PA, May 21, 2006 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that data from a Phase 1b trial of HCV-796, an orally dosed non-nucleoside viral polymerase inhibitor with the potential to interfere with the replication of hepatitis C virus, that is being co-developed with Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE), were presented at the 2006 Digestive Disease Week (DDW) conference, in Los Angeles, California. HCV-796 is currently in Phase 1b testing in combination with PEG-interferon.

These data, reported in a presentation entitled, “Antiviral Activity of the Non-Nucleoside Polymerase Inhibitor, HCV-796, in Patients With Chronic Hepatitis C Virus: Preliminary Results From a Randomized, Double-Blind, Placebo-Controlled, Ascending Multiple Dose Study,” concluded that HCV-796 administered as monotherapy for 14 days displayed dose related antiviral activity across multiple genotypes, with peak response achieved at the 500 to 1000 mg twice daily dose. HCV-796 was well tolerated in this study with no dose-limiting toxicities across the range of study doses. In addition, patients receiving HCV-796 rapidly achieved substantial reductions in alanine aminotransferase (ALT) levels during the treatment period. Elevated ALT levels are common in HCV patients and are considered to be a marker of liver injury due to HCV infection.

“These Phase 1b data are exciting by multiple measures,” commented Steve Villano, ViroPharma’s vice president of clinical research and development. “Overall, the findings of this study show that monotherapy with HCV-796 is well tolerated with no dose limiting toxicities, and that it displays clear antiviral activity across multiple HCV genotypes. In addition, the decline in levels of ALT, an important marker of liver injury associated with hepatitis C infection, that appear to correlate with antiviral activity further support the potential benefit of longer treatment with HCV-796. These data allow us to proceed with optimism through the ongoing Phase 1b study in combination with PEG-interferon.”

Trial Description

This phase 1b trial was a randomized, double-blind, placebo-controlled study of HCV-796 administered orally for 14 days to patients with chronic HCV infection (> 6 months) who were naïve to treatment. Patients aged 18 to 64 years with >104 IU/mL HCV RNA levels were enrolled in sequential, ascending dose cohorts of up to 16 patients (12 active, 4 placebo) per cohort. Seventy two percent of these patients were infected with genotype 1 HCV. Patients received 50, 100, 250, 500, 1000, or 1500 mg oral doses of HCV-796 or placebo given as monotherapy twice daily.

Results

Peak antiviral response was achieved at doses of 500 twice daily and higher. The 500 mg, 1000 mg, and 1500 mg dose groups achieved peak mean HCV viral load reductions of 1.4 to 1.5 log10, or 96 to 97 percent, on day four of a 14 day dosing period. At the 500 mg dose, 86 percent of patients on drug experienced at least a 1 log 10 reduction in HCV viral load from baseline; 64 percent of these patients experienced at least a 1.5 log 10 reduction; and 21 percent experienced at least a 2 log 10 reduction. Similarly, at the 1000 mg dose, 83 percent of patients on drug experienced at least a 1 log 10 reduction in HCV viral load from baseline; 42 percent of these patients experienced at least a 1.5 log 10 reduction; and 33 percent experienced at least a 2 log 10 reduction. The patient with the most significant and sustained reduction in viral load from baseline (greater than 3.5 log 10 at day 14 in the 1000 mg dose group) was infected with genotype 1b HCV. Pharmacokinetic data demonstrated that exposure to HCV-796 reached a plateau at the 1000 mg dose.

The safety profile of this study indicates that oral doses of HCV-796 are generally well tolerated with no serious treatment-emergent adverse affects when given for 14 days. Mild to moderate headache was the most frequently reported adverse event. Three subjects discontinued treatment because of adverse events: one subject in the placebo group (hypertension), one subject in the 500 mg group (elevated TSH level), and one subject in the 1500 mg group (elevated unconjugated bilirubin). Overall, there were also no dose limiting toxicities identified across the range of study doses.

The study also assessed the impact of HCV-796 on laboratory parameters including typical measures of liver damage in hepatitis C patients. Data from this study demonstrated that treatment with all doses of HCV-796 resulted in reductions in mean serum alanine aminotransferase (ALT) levels during the treatment period, compared with small increases in mean ALT in the placebo group. The greatest reductions in serum ALT levels were seen in the 500 and 1000 mg dose groups, in which mean ALT levels were reduced from baseline between 30 and 40 IU/mL on days 7 and 11 of treatment. In addition, unconjugated bilirubin levels demonstrated temporary increases early in the treatment regimen that appeared to be related to dose, but that remained small, with a peak mean increase on day 4 of less than 0.5 mg/dl in any dose group. Genetic sequencing of HCV NS5B from samples collected in this study is ongoing.

About HCV-796

HCV-796 is an investigational non-nucleoside polymerase inhibitor compound for the treatment of hepatitis C that is being evaluated in ongoing clinical trials in combination with PEG-Interferon by ViroPharma and Wyeth.

About Hepatitis C

Hepatitis C is a blood-borne virus recognized as a major cause of chronic hepatitis worldwide. The World Health Organization estimates that 170 million persons worldwide are chronically infected with HCV, and three to four million persons are newly infected globally each year. According to the U.S. Centers for Disease Control and Prevention (CDC), about four million people in the U.S., or 1.8 percent of the population, are infected with HCV.

Currently, there is no specific antiviral agent directed against HCV that is commercially available, and no vaccine for prevention of HCV infection. Several interferon (IFN) products are available worldwide, but there are substantial limitations to the use of these products when given as monotherapy or in conjunction with ribavirin in the treatment of chronic HCV infection. In addition to the relatively poor treatment response in patients infected with genotype 1 HCV, the most common strain in the U.S, Western Europe and Japan, the considerable side effects frequently associated with the use of IFN can lead to discontinuation of therapy in approximately 20% of patients.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including those relating to our anticipated continued development of HCV-796 and our ability to find an effective small molecule antiviral treatment for HCV disease. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. There can be no assurance that Wyeth and ViroPharma’s additional HCV studies will yield positive results, or that ViroPharma will be successful in gaining regulatory approval of any of its HCV product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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